EXHIBIT 5.1

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

harttrinen@aol.com
(303) 839-0061	Fax: (303) 839-5414

July 29, 2024

CEL-SCI Corporation

8229 Boone Blvd. #802

Vienna, VA 22182

This letter will constitute our opinion regarding the legality of the issuance by CEL-SCI Corporation, a Colorado corporation (“CEL-SCI”) of 3,715,000 shares of its common stock (the “Shares”), pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 7,130,000 shares of common stock and 7,130,000 shares of common stock issuable upon the exercise of the Pre-Funded Warrants (the “Warrant Shares” and, collectively with the Shares and Pre-Funded Warrants, “the Securities”) all as referred to in the Registration Statement on Form S-3 (File No. 333-265995) (the “Registration Statement”) filed with the Securities and Exchange Commission, declared effective by the Securities and Exchange Commission (the “Commission”) on July 15, 2022, the prospectus included therein (the “Prospectus”) and the prospectus supplement, dated July 26, 2024 (the “Prospectus Supplement”). The Prospectus Supplement pertains to a best efforts offering pursuant to a Placement Agency Agreement dated July 26, 2024 between the Company and ThinkEquity, LLC (“Placement Agency Agreement”).

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI, the applicable laws of the State of Colorado, and a copy of the Registration Statement, the Prospectus and the Prospectus Supplement. In our opinion:

•	The Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company in accordance with and in the manner described in the Prospectus Supplement and the Placement Agency Agreement, will be validly issued, fully paid and non-assessable.
•	The Pre-Funded Warrants have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company in accordance with and in the manner described in the Prospectus Supplement and the Placement Agency Agreement, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability
•	The Warrant Shares have been duly authorized and reserved for issuance and, when issued upon the due exercise of the Pre-Funded Warrants, in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable.

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We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very Truly Yours, HART & HART, LLC

By:	/s/ William T. Hart
William T. Hart

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